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                                                                   EXHIBIT 10.66

EAGLEPICHER INCORPORATED (FORMERLY EAGLE-PICHER INDUSTRIES, INC.) 2002 LONG-TERM BONUS PROGRAM

                          EAGLE-PICHER INDUSTRIES, INC.

                          2002 LONG TERM BONUS PROGRAM

         Section 1. Purpose. The 2002 Long Term Bonus Program (the "LTBP" or the "Program") is intended to further the attainment of the profit and growth objectives of Eagle-Picher Industries, Inc, (the "Company") and its subsidiaries by providing incentive to attract and retain top quartile leadership. The Program is not intended to be an "employee pension benefit plan" within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         Section 2. Defined Terms. Capitalized terms used in this document without a specific definition shall have the meanings given in Annex A hereto.

         Section 3.        Establishment of Units.

                  (a) The Company hereby establishes 19,192,840 Authorized Units under the Program. Units do not constitute a share of, nor represent any ownership interest in, the Company.

                  (b) The Committee may determine that Units exercised or forfeited by a Participant are available for subsequent award pursuant to this Program.

                  (c) The Committee may increase or decrease the number of Authorized Units in the Program in the event that the Company or its parent Eagle-Picher Holdings, Inc. issues additional or repurchases common stock or securities convertible into common stock so that the then current Unit Value does not change as a result of such issuance of equity securities.

         Section 4. Award of Units. The Committee shall award Units annually to the President and CEO and approve awards of Units to other Participants upon the recommendation of the President and CEO. No more than 15% of the Authorized Units shall be outstanding at any time.

         Section 5.        Vesting of Units.

                  (a) A Participant's rights with respect to Units awarded to him or her shall vest, as to any Units granted on a single Award Date, one-third of such Units on each of the first three anniversaries of the Award Date or such other shorter vesting schedule as the Committee may determine.

                  (b) In the event that a Participant ceases to hold all positions as an officer, director or employee of the Company or any of its Affiliates for any reason other than Retirement, death or being Incapacitated, any of the Participant's Units that have not yet vested as of the date of such termination shall be forfeited. If such Participant does not exercise any vested Units in the next succeeding Exercise Window, any vested Units shall be forfeited.

                  (c) In the event that a Participant ceases to hold all positions as an officer, director or employee of the Company or any of its Affiliates upon Retirement, any of the Participant's Units that have not yet vested as of the date of such termination shall be forfeited, and any vested Units shall be exercisable for the life of the Units in accordance with the terms of the Program.

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                  (d)      The Units of a Participant who dies or is
Incapacitated while an officer, director or employee of the Company or any of its Affiliates shall be immediately 100% vested as of the date of death or Incapacity and shall be exercisable for the life of the Units in accordance with the terms of the Program.

                  (e) The Units of a Participant who is an officer, director or employee of the Company or any of its Affiliates on any Change of Control Date shall be immediately 100% vested as of the Change of Control Date.

                  (f) At any time the Committee may accelerate the vesting schedule applicable to a particular Participant by notifying the Participant in writing.

                  (g) In the event a Participant's employment or status as an officer, director or employee is terminated for "Misconduct," then all of his or her vested and unvested Units shall be forfeited.

         Section 6.        Exercise of Vested Units.

                  (a) No Units shall be exercisable until the Initial Exercise Date.

                  (b) Within 15 days following the Initial Exercise Date, the Committee shall calculate the Unit Value based on the most recently ended fiscal year and send written notice to all Participants holding vested Units of such amounts by United States first class mail to the last known address of each such Participant shown on the books and records of the Company and its Affiliates.

                  (c) After the Initial Exercise Date, within ten (10) days following the filing of Holdings' or the Company's Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (or, if neither Holdings nor the Company file such Form 10-K, within 90 days following the end of each fiscal year of the Company), the Committee shall calculate the Unit Value based on the most recently ended fiscal year and send written notice to all Participants holding vested Units of such amounts by United States first class mail, to the last known address of each such Participant shown on the books and records of the Company and its Affiliates.

                  (d) Participants holding vested unexercised Units shall have eighteen (18) days from the date of mailing of notice pursuant to subsections (b) or (c) above (regardless of whether a Participant actually receives such notice), or until the next postal business day if such 18th day is not a postal business day (the "Notice Date"), to exercise such Units by sending written notice to the Company as provided below, specifying the number of Units to be exercised and the Award Date of such Units and the Base Value of such Units if the Participant holds Units with the same Award Date and different Base Values. If notice of exercise is not received by the third day after the Notice Date, or the next postal business day if such day is not a postal business day, then such notice shall not be timely and shall not be valid or effective.

                  (e) Notice of exercise shall be in writing and shall be sent to the following address:

                                    Senior Vice President - Human Resources
                                    Eagle-Picher Industries, Inc.
                                    11201 N. Tatum Blvd., Suite 110
                                    Phoenix, AZ 85028

                  (f) Units held by a Participant who is then an officer, director or employee of the Company or any of its Affiliates, or a Participant who ceased to hold all positions as an officer, director or employee of the Company or any of its Affiliates upon Retirement, or the estate or heirs or legatees of a Participant who dies or is Incapacitated while an officer, director or employee of the Company or any of its Affiliates, which have not been exercised or forfeited prior to the Exercise Window next following the fifth anniversary of the Award Date of such Units shall be deemed to have been exercised in such Exercise Window.

                  (g) All Units shall be deemed to have been exercised upon a Change of Control, provided, however, that by written notice received by the Company within thirty (30) days after a Change of Control, a

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Participant may designate that all or part of the Units held by him or her shall not be deemed exercised upon a Change of Control.

         Section 7.        Payment for Exercised Units.

                  (a) Upon valid exercise of a vested Unit, a Participant (or his or her estate if a Participant dies) shall be entitled to payment for the number of vested Units validly exercised multiplied by their Net Appreciation Value.

                  (b) Subject to the restrictions contained herein, payment for validly exercised vested Units shall be made in U.S. dollars within thirty
(30) days after the close of an Exercise Window, or within thirty (30) days after a Change of Control Date in the event of a Change of Control, provided that sufficient available funds to make such payments shall be placed in trust with a commercial bank on the Change of Control Date.

                  (c) Except upon a Change of Control, no payments for exercised Units shall be made if any one of the following conditions applies:

                  (1) Taking into account payments to be made for exercised but unpaid Units, cumulative payments for exercised Units under the Program would exceed cumulative Free Cash Flow since the Effective Date;

                  (2) Taking into account payments to be made for exercised but unpaid Units, based on the Pro Forma AOP the Company or any of its Affiliates would not meet any covenant in any instrument evidencing or documenting Indebtedness during the upcoming fiscal year; or

                  (3) Taking into account payments to be made for exercised but unpaid Units, based on the Pro Forma AOP the Company would not have sufficient liquidity to make all of the following payments during the upcoming fiscal year: (i) scheduled principal payments on Indebtedness and any principal payments required with respect to excess cash flow, (ii) interest on Indebtedness (using the higher of the interest rate then in effect or the average rate during the preceding fiscal year for a particular type of Indebtedness in the case of variable interest rate Indebtedness), (iii) cash tax payments required to be made, (iv) dividends required to be paid on Preferred Stock, (v) capital expenditures budgeted in the AOP, and (vi) any working capital increase shown in the AOP.

                  (d) In the event that payment for exercised Units is limited under Section 7(c) above, the Company will make payments to the maximum extent permitted under Section 7(c) in the priority set forth in Section 7(e) below, and the balance of any payments shall be deferred ("Deferred Payments"). Deferred Payments shall be bear interest at the Applicable Interest Rate compounded quarterly and shall be paid as soon as permitted under Section 7(c) above.

                  (e) In the event of Deferred Payments, payments for Units shall be made in the following order of priority to the following classes:

                  (1) First, for Units which were exercised or deemed exercised at the fifth anniversary of their Award Date in a preceding year;

                  (2) Second, for Units which were exercised or deemed exercised at the fifth anniversary of their Award Date in the current year;

                  (3) Third, for Units which were exercised or deemed exercised prior to the fifth anniversary of their Award Date in a preceding year; and

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                  (4)      Fourth, for Units which were exercised or deemed
                           exercised prior to the fifth anniversary of their Award Date in the current year.

Payments shall not be made to a higher numbered class until all Deferred Payments to all lower numbered class have been paid in full. Within a class payments shall be made pro rata according to the total payments due to each Participant in the Class.

                  (f) The Company will mail notice of any restrictions on payment as promptly as possible following receipt of notices of exercise of Units. Participants holding Units for which payment is deferred and which were not deemed exercised pursuant to Section 6(f) above may withdraw their exercise of such Units by sending written notice to the Company as provided above . If notice of withdrawal of exercise is not received by the fifteenth day after the mailing of notice of restrictions on payment by the Company, or the next postal business day if such day is not a postal business day, then such notice shall not be timely and shall not be valid or effective.

                  (g) Each Participant may file with the Company a written designation of one or more individuals, entities or trusts as the beneficiary who shall be entitled to receive the amount, if any, payable under the Program upon his or her death.

         Section 8.        Miscellaneous.

                  (a) Nothing in the Program shall confer upon any Participant the right to continue in the employ of, or to continue as an officer or director of the Company, or any Affiliate, as the case may be, or to be entitled to any remuneration or benefits not set forth in the Program or to interfere with or limit in any way the right of the Company or any Affiliate to terminate such Participant's employment or officership or directorship.

                  (b) The Company and an Affiliate are authorized to withhold from any payment of cash with respect to Units under the Program, amounts of withholding and other taxes due in connection with such payment.

                  (c) The Committee may at any time and from time to time alter, amend, suspend, or terminate the Program in whole or in part. Notwithstanding the foregoing, no amendment affecting all Participants or a group of Participants generally shall affect adversely any of the rights of such Participants without the consent of Participants (other than Participants who are not officers, directors or employees of the Company) holding a majority of the then outstanding Units (or a majority of Units held by a group, as applicable), and no amendment affecting a specific Participant only shall affect adversely any of the rights of such Participant without the consent of such Participant. Without limiting the generality of the foregoing, the Program may be amended as a result of a Divestiture or Acquisition to maintain competitive targeted long term incentive values, provided that the then existing Net Appreciation Value of any outstanding Units shall not be reduced.

                  (d) Neither the Units nor any interest in Units shall be subject in any manner to anticipation, alienation, pledge, transfer, or assignment, except by will or by the laws of descent and distribution or with the written consent of the Committee, and any attempt to so anticipate, alienate, pledge, transfer, or assign shall be void and the interest of the Participant in such Units shall be forfeited.

                  (e) Awards and payouts of Units will not be considered as compensation for the purpose of computing employee contributions or benefits under the Company's retirement, pension, thrift, group life insurance or other employee benefit plan.

                  (f) Any payment by the Company shall be from the general funds of the Company. No special or separate fund shall be required to be established or other segregation of assets required to be made to assure any cash payment by the Company under the Program. No Participant or other person shall have under any circumstances any interest whatever in any particular property or assets of the Company.

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                  (g)      The Company shall be entitled to set off any amounts
owing from a Participant to the Company or any of its Affiliates or for which a Participant is liable to the Company or any of its Affiliates against any payments due to such Participant under the Program

                  (h) This document, together with any Exhibits, Schedules, Annexes or Appendices hereto, and any other written agreements expressly referred to herein, is intended as a complete and exclusive statement of the terms of the Program, and supersedes any and all prior agreements or understandings, written or oral, among the parties with respect to its subject matter.

                  (i) The failure of the Company or the Committee to insist upon strict adherence to any provision of this Program shall not be considered a waiver or deprive the Committee of the right thereafter to insist upon strict adherence to that term or any other term of this Program. Any waiver of any provision of this Program must be in a written instrument signed and delivered by the party waiving the provision.

                  (j) This Program shall be governed by the internal laws of the State of Arizona, without regard to the conflicts of law principles thereof. Each Participant hereby submits to the jurisdiction of federal or state trial courts in Maricopa County, Arizona (and any appellate courts with jurisdiction over such trial courts) for any claim arising out of or related to this Agreement brought by the Company and agrees that any such claim brought against the Company by a Participant shall be brought exclusively in such trial courts.

                  (k) Section headings are for convenience only and shall not be used in interpreting this Program.

                  (l) If any provision of this Agreement shall be found by a court of competent jurisdiction to be unenforceable in any respect, then (i) the court shall revise such provision the least amount necessary in order to make it enforceable, and (ii) the enforceability of any other provision of this Agreement shall not be affected thereby.

                  (m) Any and all personal income taxes and/or capital gain taxes with respect to receipt of Units or any payments in respect of Units shall be paid by the Participant holding such Units.

                                    /s/ Joel P. Wyler
                                    --------------------------------------------
                                    Joel P. Wyler, Chairman
                                    Eagle-Picher Industries, Inc.

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                                     ANNEX A

                          EAGLE-PICHER INDUSTRIES, INC.

                          2002 LONG TERM BONUS PROGRAM

                                   DEFINITIONS

As used herein, the following terms shall have the following meanings:

                  (a) "Acquisition" means any acquisition of assets or securities of a going concern business or intended to be operated by Holdings or any of its Subsidiaries as a going concern business.

                  (b) "Affiliate" means any entity that controls, is controlled by or is under common control with the Company.

                  (c) "Applicable Interest Rate" means (1) 9% per annum in the case of Participants who are an officer, director or employee of the Company or any of its Affiliates, or (2) the average interest rate on the Company's revolving credit facility under the Credit Agreement (or any revolving credit facility replacing such facility) in the case of Participants who are not an officer, director or employee of the Company or any of its Affiliates.

                  (d) "Authorized Units" shall mean the total number of Units authorized under the Program from time to time, which shall initially be 19,192,840.

                  (e) "Award Date" of Units means the date specified by the Committee as the Award Date for a Unit, or if the Committee does not specify an Award Date, the date of the letter whereby the Committee announces in writing the award of the Units to a Participant.

                  (f) "Base Value" of a Unit means the value of a Unit determined by the Committee as of the Award Date to be the Base Value, provided that if the Committee does not specify a Base Value, the Base Value shall be the Unit Value of a Unit as of the Award Date. In fiscal year 2002, the Unit Value shall be deemed to be $1.00.

                  (g) "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the Participant's rights under the Program upon the Participant's death, or, if there is no such designation or no such designated person survives the Participant, then the person, persons trust or trusts entitled by will or applicable law to receive such rights or, if no such person has such right, then the Participant's executor or administrator.

                  (h) "Capital Investment" shall have the meaning given in the Receivables Purchase and Servicing Agreement dated as of January 8, 2002 by and among Eagle-Picher Funding Corporation as Seller, Redwood Receivables Corporation as Conduit Purchaser, the Company as Servicer and General Electric Capital Corporation as Committed Purchaser and Servicing Agent, as amended, or any successor agreement.

                  (i) "Capitalized Earnings Value" means a US Dollar amount equal to (i) the Multiple times EBITDA, minus (ii) Net Debt plus the aggregate liquidation preference (including any accreted and/or unpaid dividends) of all Preferred Stock. The calculation of Capitalized Earnings Value shall be as of the Company's most recently ended fiscal year. If the Company makes a Divestiture prior to Refinancing, the following transition rules shall apply:

         (1) The EBITDA of the divested business shall be included in the Company's EBITDA and the amount of any paydown of Indebtedness or repurchase of Preferred Stock from the proceeds of the Divestiture shall be added back to Net Debt;

         (2) The EBITDA of the divested business shall be deemed to increase at the same rate as EBITDA of the Company following the Divestiture and Net Debt shall be reduced by the free cash flow of the

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            divested business, which shall be deemed to be a percentage of the deemed EBITDA of the divested business equal to the percentage of EBITDA represented by the free cash flow of the Company following the Divestiture;

         (3) If the Company makes an Acquisition, then the pro forma adjustments described in subsections (1) and (2) above shall be reduced starting with the first full fiscal year after the Acquisition (i) for Net Debt, the amount added to Net Debt shall be reduced (but not less than zero) by the amount of Indebtedness incurred in connection with the Acquisition, and (ii) for EBITDA, the amount of the pro forma EBITDA of the divested business added back shall be reduced (but not less than zero) by a fraction, the numerator of which is the amount of Indebtedness incurred in connection with the Acquisition and the denominator of which is the amount initially added back to Net Debt under subsection (1) above.

         (4)      If and to the extent EBITDA is added back under subsections
            (1) and (2) above, the Multiple shall not be adjusted following a Divestiture. If the amount of EBITDA added back is reduced following an Acquisition, then the Multiple shall be adjusted as provided in the definition of Multiple with respect to the EBITDA of the Divestiture not added back and the EBITDA of the Acquisition so that the Net Appreciation Value of Units does not change solely as a result of the Acquisition or Divestiture.

                  (j) "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

                  (k) "Change of Control" shall occur if (i) any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934 and/or rules and regulations of the U.S. Securities and Exchange Commission thereunder and administrative or judicial decisions thereof) who as of the Effective Date do not, directly or indirectly, exercise or have the power to direct the exercise of a majority of the voting power of the Company or Holdings in the election of directors of such corporation shall acquire (directly or indirectly, including by purchase or merger) the right to exercise or the power to direct the exercise of a majority of the voting power of the Company or Holdings in the election of directors of such corporation (or any successor of either corporation), provided the foregoing shall not apply to spouses or lineal descendants (or trusts for the benefit of or entities wholly owned by such persons or personal representatives of such persons) of Joel P. Wyler or Daniel
C. Wyler, or (ii) substantially all of the assets of the Company or Holdings are sold, leased, exchanged, transferred, or otherwise disposed of or liquidated.

                  (l) "Change of Control Date" means the date on which a Change of Control occurs.

                  (m) "Change of Control Value" means the greater of (i) the Unit Value as of a Change of Control Date, or (ii) the Sale Value, if any, for the Company divided by the number of Authorized Units.

                  (n) "Committee" means the Compensation Committee of the Board of Directors of the Company.

                  (o) "Company" means Eagle-Picher Industries, Inc., or any successor entity.

                  (p) "Conflict of Interest" shall mean (i) the appropriation of a material business opportunity of the Company or any of its Affiliates by Participant or any Affiliate or Related Person of Participant, or
(ii) the Participant causing the Company or any Affiliate of the Company to enter into a material transaction with an Affiliate of Participant or a Related Person of Participant, regardless of the terms if such transaction, unless the Participant shall have informed his immediate superior (or the Board of Directors in the case of the President and Chief Executive Officer of the Company) in writing of all material terms of such transaction and the nature of the relationship of Participant with Participant's Affiliate or Related Person and Participant's immediate superior (or the Board of Directors in the case of the President and Chief Executive Officer of the Company) shall have approved such transaction.

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                  (q)      "Consolidated Amortization Expense" for any period
means the amortization expense of Holdings and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

                  (r) "Consolidated Depreciation Expense" for any period means the depreciation expense of Holdings and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

                  (s) "Consolidated Income Tax Expense" for any period means the provision for taxes based on income and profits of Holdings and its Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income for such period.

                  (t) "Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of Holdings and its consolidated Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP and including, without limitation (i) imputed interest on Capitalized Lease Obligations and Sale Leaseback Interest, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers" acceptance financing, (iii) the net costs associated with Hedging Obligations, (iv) amortization of other financing fees and expenses, (v) the interest portion of any deferred payment obligations,
(vi) amortization of debt discount or premium, if any, (vii) all other non-cash interest expense, (viii) capitalized interest, (ix) all cash dividend payments on any series of preferred stock of Holdings, (x) all interest payable with respect to discontinued operations, and (xi) all interest on any Indebtedness of any other Person guaranteed by Holdings or any of its Subsidiaries.

                  (u) "Consolidated Net Income" for any period means the net income (or loss) of Holdings and its consolidated Subsidiaries before dividends on preferred stock for such period determined on a consolidated basis in accordance with GAAP.

                  (v) "Credit Agreement" means the Credit Agreement dated as of February 19, 1998 among the Company, as successor to E-P Acquisition, Inc., the lenders from time to time party thereto, ABN AMRO Bank N.V., as Agent, the "Agent"), PNC Bank, National Association, as Documentation Agent and NBD Bank, N.A., as Syndication Agent, as amended from time to time.

                  (w)      "Deferred Payment" shall have the meaning given in
Section 7(d) of the Program.

                  (x) "Divestiture" means any sale of all of the capital stock of a Subsidiary of Holdings or substantially all of the assets of an operating unit of Holdings or any of its Subsidiaries.

                  (y) "EBITDA" means, for any fiscal year, without duplication, the sum of the amounts for such period of (i) Consolidated Net Income plus (ii) in each case to the extent deducted in determining Consolidated Net Income for such period (and without duplication), (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Depreciation Expense and (D) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense), subject to the following adjustments (except as otherwise provided in the definition of Capitalized Earnings Value) which are intended to insure that the Net Appreciation Value of Units does not change solely as the result of an Acquisition or a Divestiture:

                  (1)      Gains or losses from Divestitures shall be excluded;

                  (2) Items included in Consolidated Net Income (whether cash receipt or payment or non-cash charge or gain) which arise out of events occurring or conditions existing before the Effective Date and which either
                           (i) were known to management of the Company as of the filing of its Annual Report on Form 10-K for the fiscal year ended November 30, 2002, or (ii) are approved for exclusion by the Committee, shall be excluded; and

                  (3) Extraordinary items (as defined under GAAP) shall be excluded;

                  (4) EBITDA from a business unit sold in a Divestiture shall be excluded in the year of sale;

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                  (5)      Accruals and expenses for payments under this Program
                           shall be excluded; and

                  (6) EBITDA from a business unit acquired in an Acquisition shall be excluded in the year of acquisition.

                  (z)      "Effective Date" means December 1, 2001.

                  (aa) "Exercise Date" of a Unit means the date on which the Participant gives notice of the exercise of his or her right to payment with respect to a vested Unit or is deemed to have exercised as provided in Section 6 above.

                  (bb) "Exercise Window" means the period to exercise vested Units pursuant to Section 6(b) of the Program.

                  (cc) "Free Cash Flow" means, for any fiscal year, cash flow from operating activities determined under GAAP for such fiscal year minus capital expenditures made during the fiscal year, minus all scheduled debt repayments and any debt repayments required as the result of excess cash flow of Holdings or its Subsidiaries during the fiscal year, minus any cash dividends paid on capital stock of Holdings and the aggregate amount of purchases of capital stock of Holdings by Holdings or its Subsidiaries during the fiscal year, plus the amount of any payments to Participants under the Program during the fiscal year.

                  (dd) "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Effective Date. If after the Effective Date (i) there are changes to GAAP which Holdings adopts, or (ii) Holdings changes any accounting policies or principles, then at the option of the Committee (a) the accounting policies and principles used by the Company prior to such change shall continue for all calculations under the Program, or (ii) the Committee may restate the Base Value for any Units awarded prior to such change as if the Company had adopted such change prior to each Award Date so affected.

                  (ee) "Hedging Obligation" of any Person means the obligations of such Person pursuant to (i) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (ii) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (iii) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

                  (ff) "Holdings" means Eagle-Picher Holdings, Inc., or any other US entity of which the Company is a Subsidiary.

                  (gg) "Incapacitated" means permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (or the successor section thereto).

                  (hh) "Indebtedness" of any Person at any date means, without duplication: (i) all indebtedness for borrowed money of such Person (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining inventory, utilities, labor or services (and, if such price is conditioned on or determined by reference to future events other than passage of time, the price shall be included in Indebtedness only when such condition is irrevocably satisfied or such future event has occurred); (iv) all Capitalized Lease Obligations of such Person; and (v) all Indebtedness of others guaranteed by such Person to the extent of such guarantee.

                  (ii) "Initial Exercise Date" means the earlier of (i) September 1, 2004, or (ii) completion of a Refinancing.

                  (jj) "Misconduct" means any of the following: (i) the Participant's commission of any act constituting a felony criminal offense or a felony criminal offense by the Company, (ii) the Participant's commission of an act or acts that result or were intended to result directly or indirectly in gain to or personal enrichment or benefit of the Participant at the expense of the Company or any of its affiliates (other than compensation and benefits to which the Participant is entitled); (iii) the Participant attempting to engage in, or ordering or attempting to order any subordinate employee to engage in, any activity specified in the preceding subsections, or (iii) the Participant's material neglect of his duties under this Agreement (other than as a result of illness or medical condition other than substance abuse, drug addiction or alcoholism) which continues after notice to the Participant.

                  (kk) "Multiple" means 6.54, subject to the following adjustments (except as provided in the definition of Capitalized Earnings Value):

                  (1) if an Acquisition occurs during any fiscal year which is financed in whole or in part by an increase in Indebtedness, the Multiple applicable to that fiscal year shall not change but the Multiple applicable to subsequent fiscal years shall be adjusted by the following formula:

         Adjusted Multiple = (T4Q EP EBITDA * Prior Multiple) + Acquisition Debt
                             ---------------------------------------------------
                                   (T4Q EP EBITDA + T4Q Acquisition EBITDA)

                           where

                           "Acquisition Debt" means the amount of increase in Indebtedness as a result of the purchase price of the Acquisition.

                           "T4Q Acquisition EBITDA" means earnings before interest, taxes, depreciation and amortization of the acquired business, calculated on a basis consistent with the calculation of EBITDA, for the trailing four quarters immediately prior to completion of the Acquisition.

                           "T4Q EP EBITDA" means EBITDA for the trailing four quarters immediately prior to completion of the Acquisition.

                  (2) if a Divestiture occurs during any fiscal year, then the Multiple applicable to that and subsequent fiscal years shall be adjusted by the following formula:

          Adjusted Multiple = (T4Q EP EBITDA * Prior Multiple) - Debt Repayment
                              -------------------------------------------------
                                    (T4Q EP EBITDA - T4Q Divested EBITDA)

                           where

                           "Debt Repayment" means the amount of Indebtedness as a result of the sales proceeds of the Divestiture.

                           "T4Q Divested EBITDA" means EBITDA of the divested business for the trailing four quarters immediately prior to completion of the Divestiture.

                           "T4Q EP EBITDA" means EBITDA for the trailing four quarters immediately prior to completion of the Divestiture.

                  (ll) "Net Appreciation Value" of a Unit means the excess, if any, of the Unit Value (or the Change of Control Value in the event of a Change of Control) of a Unit as of the Exercise Date over the Base Value of such Unit.

                  (mm) "Net Debt" means (i) Indebtedness, plus (ii) Securitization Capital Investment, less (iii) cash and cash equivalents, of Holdings and its Subsidiaries on a consolidated basis as of the end of the most recent fiscal year, subject to the adjustments provided for in the definition of Capitalized Earnings Value and subject to the following adjustments:

                  (1) if Holdings or any of its Subsidiaries makes an Acquisition during a fiscal year, the amount of Indebtedness incurred in connection with such Acquisition shall be subtracted in determining Net Debt for such fiscal year only;

                  (2) the amount of cash received from an item of income or gain that is excluded from EBITDA pursuant to the definition thereof shall be added to Indebtedness to determine Net Debt; and

                  (3) the amount of cash spent in connection with an item of expense or loss that is excluded from EBITDA shall be subtracted from Indebtedness to determine Net Debt.

                  (nn) "Participant" means any person to whom the Committee awards Units.

                  (oo)     "Person" shall mean an individual or a legal entity.

                  (pp) "Program" means this Long Term Bonus Program in its entirety, including any amendments, rules and regulations adopted by the Committee pursuant hereto.

                  (qq) "Preferred Stock" means any preferred stock issued by Holdings or the Company.

                  (rr) "Pro Forma AOP" means the Annual Operating Plan of the Company as approved by the Board of Directors adjusted to 90% of earnings before interest, taxes, depreciation and amortization in the Annual Operating Plan approved by the Board.

                  (ss) "Refinancing" means the date of the sale of all Holdings Preferred Stock by Dakruiter SA, Luxembourg..

                  (tt) "Retirement" means a person voluntarily ceasing to hold all positions as an officer, director or employee of the Company or any of its Affiliates upon reaching age 65 unless the Company would then have the right to terminate such person for Misconduct, or a person voluntarily ceasing to hold all positions as an officer, director or employee of the Company or any of its Affiliates before reaching age 65 with the express written consent of the Company that such person shall be deemed Retired.

                  (uu) "Related Person" shall mean a person's spouse, parents or lineal descendants; siblings or parents of a person's spouse; or a spouse of a person's lineal descendant.

                  (vv) "Sale Leaseback Interest" when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

                  (ww) "Sale and Leaseback Transaction" means with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

                  (xx) "Sale Value" means (i) the total consideration paid for the common equity of the Company, or (ii) the total consideration paid for all or substantially all of the assets of the Company less any Indebtedness of the Company, as applicable, in either case net of any brokerage commissions paid in connection with the sale of the Company.

                  (yy) "Securitization Capital Investment" shall mean the Capital Investment of Eagle-Picher Funding Corp.

                  (zz) "Subsidiary" of any person means any entity in which the person owns, directly or indirectly, at least. 50% of the combined voting power of all classes of stock or at least 50% of the ownership interests.

                  (aaa) "Unit" means one of the unit interests in the Program awarded by the Committee representing the right when vested and duly exercised, subject to the provisions of the Program, to receive a cash payment from the Company equal to the "Net Appreciation Value" with respect to such Unit

                  (bbb) "Unit Value" of a Unit means the Capitalized Earnings Value as of the Exercise Date divided by the number of Authorized Units.

                             *** End of Annex A ***